UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2013 tw telecom inc.
(Exact name of Registrant as Specified in Charter)

Delaware	1-34243	84-1500624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 566-1000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 12, 2013, tw telecom holdings inc. (“Holdings”), a wholly-owned subsidiary of tw telecom inc. (the “Company”), executed an amendment to its Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent and the lenders named therein (the “Amendment”).

The Amendment modifies certain covenants applicable to Holdings’ $100 million revolving credit facility, including the restricted payments covenant, which, as amended, permits payments of up to $500 million in the aggregate during the period from August 12, 2013 through December 31, 2014, and $250 million for each fiscal year thereafter, for repurchases of the Company’s common stock, dividends and certain other payments absent defaults and subject to a liquidity test. Up to $200 million of the covenant capacity not used through December 31, 2014 may be carried over to the fiscal year ending December 31, 2015. For the fiscal years ending December 31, 2015 and thereafter, the maximum amount of unused capacity that may be carried over to the next subsequent fiscal year is $100 million.

The foregoing summary is qualified by the full text of the Amendment, which is filed as Exhibit 4.1 to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of the Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.
On August 12, 2013, the Company issued a press release announcing that Holdings had commenced a private offering of an expected $800 million aggregate principal amount of its senior notes, including $400 million aggregate principal amount of senior notes due 2022 and $400 million aggregate principal amount of senior notes due 2023. The offering is being made solely to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1934, and to certain non-U.S. persons, as defined in Regulation S under the Securities Act. The press release is filed herewith as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference. This report does not constitute an offer to sell, or the solicitation of an offer to purchase, securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
On August 12, 2013, the Company issued a press release announcing that Holdings had commenced a cash tender offer for any and all of Holdings’ $430 million aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes”) and solicited consents to certain proposed amendments to the indenture governing the 2018 notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default. The tender offer is subject to the satisfaction or waiver of certain other conditions set forth in the Offer to Purchase, including, among other things, receipt of the requisite number of consents to the proposed amendments to the indenture governing the 2018 Notes and Holdings’ receipt of proceeds from a new debt financing in an aggregate principal amount of at least $430 million. The press release is filed herewith as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference. This report does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the 8% Senior Notes that are the subject of the tender offer. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1
First Amendment to Second Amended and Restated Credit Agreement dated August 12, 2013 among tw telecom inc., tw telecom holdings inc., Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent and the lenders named therein

99.1	Press Release issued August 12, 2013 by tw telecom inc. announcing offering of senior notes
99.2	Press Release issued August 12, 2013 by tw telecom inc. announcing tender offer and consent solicitation

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

By:	/s/ Tina Davis
Name:	Tina Davis
Title:	Senior Vice President and General Counsel
Dated: August 12, 2013

EXHIBIT INDEX

Exhibit No.    Description of the Exhibit

4.1
First Amendment to Second Amended and Restated Credit Agreement, dated August 12, 2013 among tw telecom inc., tw telecom holdings inc., Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent and the lenders named therein.

99.1	Press Release issued August 23, 2013 by tw telecom inc. announcing offering of senior notes

99.2	Press Release issued August 12, 2013 by tw telecom inc. announcing tender offer and consent solicitation